CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-236267 on Form S-6 of our report dated April 9, 2020, relating to the financial statements of FT 8608, comprising Target Dvd. Dbl. Play 2Q '20 - Term 7/9/21 (Target Dividend Double Play Portfolio, 2nd Quarter 2020 Series) and Target Dvd. Triple Play 2Q '20 - Term 7/9/21 (Target Dividend Triple Play Portfolio, 2nd Quarter 2020 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 9, 2020